Exhibit 99.1

Contact:

Dave Curley

Sandy Hillman Communications

443.683.0920

John Daly to Join World Series of Golf®

as Vice President of Broadcast Operations

LAS VEGAS (Oct. 7, 2009) – Veteran television host and journalist John Daly has been named vice president of broadcast operations for the World Series of Golf (www.worldseriesofgolf.com).

Daly, best known as the longtime host of “Real TV,” will oversee all of the company’s television and Internet productions and serve as the event’s on-camera host and commentator. Daly also will create new television formats for the World Series of Golf game and act as a company spokesman.

“I played in the 2008 World Series of Golf and loved it so much that I had to join the company,” Daly joked. “I couldn’t ask for a job that better fits my skills and life-long passions. I have always dreamed of combining my broadcasting experience with my love of golf.”

A 20-year Las Vegas resident, Daly hosted “Real TV,” the first all-video news magazine program that was distributed by Paramount Domestic Television. The show is still running today and, at its peak in 1998, was averaging 4 million viewers per night. “Real TV” has aired in more than 30 countries.

Daly also has hosted “House Detective,” a home inspection show on HGTV. Before moving to national television, Daly was the main news anchor and newsroom managing editor for KTNV-TV in Las Vegas for six years. Three of the newscasts that Daly anchored won regional Emmy Awards.

“John is a true professional whose expertise will enhance our television product and help introduce our namesake event to an increasing audience through traditional broadcast and new media initiatives,” said World Series of Golf Chief Executive Officer Joe Martinez. “As we continue to build our corporate leadership team, John will play an integral role in the company’s future growth.”

The World Series of Golf is open to all amateur golfers age 21 and older. The proprietary method of play (www.worldseriesofgolf.com/overview.aspx) incorporates a $10,000 entry fee. Players ante at each tee box; after teeing off in a pre-determined order, they have the option to call or raise the bets of competitors in their pairing, or to fold the hole. Players who fold lose any bets they have committed to the pot and rejoin play on the next tee.

Players who remain in the action continue to bet prior to each subsequent shot, building the pot as they move from the tee to the green. The player who wins the hole – either by stroke count or by forcing his or her competitors to fold – wins the pot.

Players are eliminated when their $10,000 purse is exhausted or so depleted they cannot pay the ante on the next tee. Players who win their initial pairing advance to the tournament’s second round and recoup their $10,000 buy-in. Players who win their second-round pairing advance to the final round and are guaranteed a cash prize of at least $30,000. The winner of the event receives a cash prize of $300,000.

The Mirage Hotel & Casino (www.mirage.com) serves as the host hotel for the World Series of Golf.

ABOUT THE WORLD SERIES OF GOLF

Based in Las Vegas, the World Series of Golf is a global sports and entertainment company whose activities include land-based and online, skill-based golf events featuring a patent-pending method of play. The World Series of Golf, combining the skill of golf and wagering format of No-Limit Texas Hold’em poker, was played at exclusive golf resorts in Las Vegas, NV in 2007, 2008 and 2009. The third annual World Series of Golf was played May 11-14, 2009 at the Las Vegas Paiute Golf Resort in Las Vegas. The company plans to achieve its international expansion goals through strategic partnerships, sponsorships, and the founders’ extensive experience and contacts in the field of sports marketing. For additional information or to register for an event, visit the company’s website at www.worldseriesofgolf.com.

FORWARD LOOKING STATEMENTS

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (1) the availability of additional funds to enable us to successfully pursue our business plan; (2) the uncertainties related to the appeal and acceptance of our proprietary method of play and our planned on-line products; (3) the success or failure of our development of additional products and services; (4) our ability to maintain, attract and integrate management personnel; (5) our ability to secure suitable broadcast and sponsorship agreements; (6) our ability to effectively market and sell our services to current and new customers; (7) changes in the rules and regulations governing our business; (8) the intensity of competition; and (9) general economic conditions. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in World Series of Golf’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. World Series of Golf assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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